EXHIBIT 11
                              MICRO WAREHOUSE, INC.
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                        FOR THE YEARS ENDED DECEMBER 31,
                      (in thousands, except per share data)

                                                           1997            1996          1995          1994           1993
                                                           ----            ----          ----          ----           ----
Net income (loss)
Income (loss) before extraordinary charge                 ($36,681)       $16,882       $35,244        $24,556         $4,519
Extraordinary charge,  net of taxes                          -              1,584         -              -             -
                                                        ------------     ---------     ---------     ----------    -----------
Net income (loss)                                         ($36,681)       $15,298       $35,244        $24,556         $4,519
                                                        ============     =========     =========     ==========    ===========
Shares
Weighted average common shares outstanding                   34,475        34,310        32,940         29,847         26,010
Common equivalent shares                                     -                483           665            713            413
                                                        ------------     ---------     ---------     ----------    -----------
Weighted average common shares and common stock
equivalent shares outstanding - Diluted                      34,475        34,793        33,605         30,560         26,423
                                                        ============     =========     =========     ==========    ===========
Per share - Diluted
Income (loss) before extraordinary charge                   ($1.06)         $0.49         $1.05          $0.80          $0.17
Extraordinary charge,  net of taxes                          -               0.05         -              -             -
                                                        ------------     ---------     ---------     ----------    -----------

Net income (loss)                                           ($1.06)         $0.44         $1.05          $0.80          $0.17
                                                        ============     =========     =========     ==========    ===========